Exhibit 99.1

STORE Capital Announces Third Quarter 2017 Operating Results

Affirms 2017 Guidance; Introduces 2018 Guidance

SCOTTSDALE, Ariz., November 2, 2017 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter and nine months ended September 30, 2017.

Highlights

For the quarter ended September 30, 2017:

▪	Total revenues of $110.5 million
▪	Net income of $28.6 million, including a $6.3 million gain on dispositions of real estate
▪	Net income per share of $0.15 (basic and diluted)
▪	AFFO of $77.5 million
▪	AFFO per share of $0.41 (basic and diluted)
▪	Declared a regular quarterly cash dividend per common share of $0.31, representing a 6.9% increase over the second quarter
▪	Invested $402.5 million in 68 properties at a weighted average initial cap rate of 7.8%
▪	Prepaid $198.6 million of 5.77% STORE Master Funding debt in August 2017

For the nine months ended September 30, 2017:

▪	Total revenues of $332.7 million
▪	Net income of $121.0 million, including a $35.8 million gain on dispositions of real estate
▪	Net income per share of $0.69 (basic and diluted)
▪	AFFO of $223.9 million
▪	AFFO per share of $1.28 (basic and diluted)
▪	Declared regular cash dividends per common share aggregating $0.89
▪	Invested $1.0 billion in 206 properties at a weighted average initial cap rate of 7.8%
▪	Received a credit rating upgrade to BBB, stable outlook, from both S&P Global Ratings and Fitch Ratings and received an initial rating of Baa2, stable outlook, from Moody's Investors Service
▪	Sold $135 million of A+ rated net-lease mortgage notes, coupon rate of 4.32%, under the STORE Master Funding debt program in March 2017
▪	Closed a $100 million two-year unsecured bank term loan, which has three one-year extension options, in March 2017
▪
Raised net equity proceeds totaling $648 million representing an aggregate of approximately 30.6 million common shares from the Berkshire Hathaway private placement in June 2017, a follow-on stock offering completed in March 2017 and sales of shares under our at-the-market equity program in the first quarter of 2017

STORE Capital Corporation

Management Commentary

“Our team delivered strong performance across the board in the third quarter of 2017,” said Chris Volk, President and Chief Executive Officer of STORE Capital.  “We funded over $400 million of acquisitions in the quarter at an average cap rate of 7.8%, bringing our year-to-date acquisition volume to $1 billion.  Net of our profitable disposition activities, this puts us right on track to meet our 2017 target for acquisitions. Our direct origination platform and growing investment opportunity pipeline continues to generate a broad and diverse set of opportunities, and we are benefitting from many repeat customers who have become larger customers over time as their businesses have grown.  During the third quarter, we received credit rating upgrades from both S&P and Fitch, which mirror our earlier inaugural Baa2 credit rating from Moody’s, further enhancing our financial flexibility.  We also increased our well-covered dividend by 6.9%, which is our third dividend increase since our IPO in 2014, resulting in an impressive 24% dividend growth over the past three years.  Taken together, our strong organization, investment opportunity pipeline and financial strength position us solidly to continue our growth in 2018.”

Financial Results

Total Revenues

Total revenues were $110.5 million for the third quarter of 2017, an increase of 14.0% from $97.0 million for the third quarter of 2016.  Revenues for the third quarter of 2017 include a $4.6 million charge related to accelerated amortization of lease incentives associated with terminated lease contracts; excluding this charge, revenues increased 18.7%.

Total revenues for the first nine months of 2017 were $332.7 million, an increase of 21.3% from $274.2 million for the first nine months of 2016. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $4.8 billion in gross investment amount representing 1,576 property locations and 337 customers at September 30, 2016 to $5.9 billion in gross investment amount representing 1,826 property locations and 382 customers at September 30, 2017.

Net Income

Net income was $28.6 million, or $0.15 per basic and diluted share, for the third quarter of 2017, a decrease from $36.3 million, or $0.24 per basic and diluted share, for the third quarter of 2016.  Net income for the third quarter of 2017 includes an aggregate gain, net of tax, on the disposition of real estate of $6.3 million as compared to $6.7 million for the same period in 2016.  Net income for the third quarter of 2017 includes $14.2 million of non-cash charges consisting of a $4.6 million charge to revenue related to the accelerated amortization of lease incentives associated with lease contracts terminated during the quarter, a $2.0 million charge to interest expense for the accelerated amortization of deferred financing costs associated with the prepayment of STORE Master Funding debt and a $7.6 million provision for impairment of real estate recognized on two properties which became vacant during the quarter.

Net income for the nine months ended September 30, 2017, which included a $35.8 million gain, net of tax, on dispositions of real estate, was $121.0 million, or $0.69 per basic and diluted share, an increase of 32.4% from $91.4 million, or $0.62 per basic and diluted share, for the nine months ended September 30, 2016.

STORE Capital Corporation

Net income includes such items as gain or loss on dispositions of real estate and the provision for impairment of real estate. These items can vary from quarter to quarter and impact net income and period-to-period comparisons.

Adjusted Funds from Operations (AFFO)

AFFO increased 21.4% to $77.5 million, or $0.41 per basic and diluted share, for the third quarter of 2017, compared to AFFO of $63.8 million, or $0.42 per basic share and $0.41 per diluted share, for the third quarter of 2016.

AFFO for the nine months ended September 30, 2017 was $223.9 million, or $1.28 per basic and diluted share, an increase of 25.3% from $178.7 million, or $1.22 per basic share and $1.21 per diluted share, for the nine months ended September 30, 2016. The increase in AFFO for the three- and nine-month periods between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.31 for the third quarter ended September 30, 2017, representing a 6.9% increase over the quarterly cash dividend per common share declared for the prior quarter. This dividend, totaling $58.9 million, was paid on October 16, 2017 to stockholders of record on September 29, 2017.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $402.5 million of gross investments representing 68 property locations during the third quarter of 2017, adding 14 new customers. These investments had a weighted average initial cap rate of 7.8%. Total investment activity for the first nine months of 2017 was $1.0 billion representing 206 property locations with an initial weighted average cap rate of 7.8%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Disposition Activity

During the nine months ended September 30, 2017, the Company sold 40 properties and recognized net gains of $35.8 million; 12 of these 40 properties were sold in the third quarter for a net gain of $6.3 million. For the nine months ended September 30, 2017, proceeds from the dispositions of real estate, including loan repayments received in conjunction with certain property sales, aggregated $223.6 million as compared to an aggregate original investment amount of $210.0 million for the properties sold.

Portfolio

At September 30, 2017, STORE Capital’s real estate portfolio totaled $5.9 billion representing 1,826 property locations. Over 95% of the portfolio represents commercial real estate properties subject to long-term leases, 4% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets. As of September 30, 2017, the portfolio’s annualized base rent and interest (based on rates in effect on September 30, 2017 for all lease and loan contracts) totaled $474.3 million as compared to $395.4 million a year ago. The weighted average non-cancelable remaining term of the leases at September 30, 2017 was approximately 14 years.

STORE Capital Corporation

The Company's portfolio of real estate investments is highly diversified across customers, brand names, or business concepts, industries and geography. The following table presents a summary of the Company’s portfolio.

Portfolio At A Glance - As of September 30, 2017
Investment property locations	1,826
States	48
Customers	382
Industries in which customers operate	102
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	93%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.5%
Properties not operating but subject to a lease(4)	14
Investment locations subject to a ground lease	19
Investment portfolio subject to NNN leases*	98%
Investment portfolio subject to Master Leases*(5)	87%
Average investment amount/replacement cost (new)(6)	82%
Locations subject to unit-level financial reporting	97%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(7)	2.1x/2.7	x
Contracts rated investment grade(8)	~75%
* Based on annualized base rent and interest.

(1)
Represents the percentage of our lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)
Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.2% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)
The Company defines occupancy as a property being subject to a lease or loan contract.  As of September 30, 2017, the Company owned 19 properties that were vacant and not subject to a contract; subsequent to September 30, 2017, eight of these properties were re-leased, one was sold and the Company’s occupancy rate improved from 99.0% to 99.5%.

(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)
Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 83% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)
STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(8)
Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of September 30, 2017, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody's Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

In August 2017, STORE Capital’s corporate credit rating was upgraded by both S&P Global Ratings and Fitch Ratings to BBB with a stable outlook. The Company also has an investment grade issuer rating of Baa2 with a stable outlook from Moody's Investors Service.

In August 2017, the Company prepaid, without the incurrence of a prepayment penalty, $198.6 million of STORE Master Funding notes which bore an interest rate of 5.77% and were scheduled to mature in August 2019.

In September 2016, the Company established an “at the market” equity distribution program, or ATM program, pursuant to which, from time to time, it offers and sells registered shares of common stock up to a maximum amount of $400 million through a group of banks acting as its sales agents.  The Company did not sell any shares under the program during the third quarter of 2017.  Since the start of the program, the Company has sold approximately 8.1 million shares at a weighted average share price of $26.25, raising $209 million in aggregate net proceeds after the payment of sales agents’ commissions and offering expenses.

2017 Guidance

The Company is affirming its 2017 guidance which reflects the second quarter sale of stock to a subsidiary of Berkshire Hathaway and its decision to reduce its leverage target. The Company expects 2017 AFFO per share to be within a range of $1.69 to $1.71. This guidance affirms prior projected 2017 annual real estate acquisition volume of approximately $900 million, net of projected property sales of $250 million to $330 million, a weighted average cap rate on new acquisitions of 7.75% and expected term borrowing costs of 5%.  The guidance reflects a target leverage ratio in a range of 5.5 to 6.0 times net debt to EBITDA.  This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.75 to $0.77 per share, plus $0.83 per share of expected real estate depreciation and amortization, plus approximately $0.11 per share related to such items as straight-line rent and the amortization of stock-based compensation and deferred financing costs.

2018 Guidance

The Company currently expects 2018 AFFO per share to be within a range of $1.78 to $1.84, based on projected 2018 annual real estate acquisition volume, net of projected property sales, of approximately $900 million. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.87 to $0.90 per share, plus $0.84 to $0.87 per share of expected real estate depreciation and amortization, plus approximately $0.07 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

STORE Capital Corporation

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss third quarter ended September 30, 2017 operating results and answer questions.

•	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)

•	Conference call replay available through November 16, 2017: 877-344-7529 (domestic) or 412-317-0088 (international)

•	Replay access code: 10112569

•	Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,826 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

STORE Capital Corporation

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations such as the amortization of lease-related intangibles and, historically, transaction costs associated with acquiring real estate subject to existing leases.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. Additionally, in deriving AFFO, the Company excludes certain other costs, such as the amortization of lease-related intangibles and, historically, transaction costs associated with acquiring real estate subject to existing leases. The Company believes that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. Similarly, in 2016 the Company excluded the offering expenses incurred on behalf of its selling stockholder, STORE Holding, when it exited all of its holdings in STORE Capital common stock, as those costs are not related to the Company’s ongoing operations.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Rental revenues	$104,039	$91,759	$314,093	$259,666
Interest income on loans and direct financing receivables	5,502	5,023	16,729	14,101
Other income	1,003	216	1,901	435
Total revenues	110,544	96,998	332,723	274,202

Expenses:
Interest	31,379	27,121	91,938	76,427
Transaction costs	–	155	–	490
Property costs	1,335	807	3,272	2,519
General and administrative	10,255	8,104	29,787	25,240
Selling stockholder costs	–	–	–	800
Depreciation and amortization	37,589	31,112	110,200	86,626
Provision for impairment of real estate	7,670	–	11,940	–
Total expenses	88,228	67,299	247,137	192,102

Income from operations before income taxes	22,316	29,699	85,586	82,100
Income tax expense	81	89	334	248
Income before gain on dispositions of real estate	22,235	29,610	85,252	81,852
Gain on dispositions of real estate, net of tax	6,345	6,733	35,778	9,533
Net income	$28,580	$36,343	$121,030	$91,385

Net income per share of common stock - basic and diluted:	$0.15	$0.24	$0.69	$0.62

Weighted average common shares outstanding:
Basic	189,656,095	153,143,726	174,481,758	146,491,617
Diluted	190,043,107	153,462,048	174,481,758	146,747,194

Dividends declared per common share	$0.31	$0.29	$0.89	$0.83

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,788,412	$1,536,178
Buildings and improvements	3,763,510	3,226,791
Intangible lease assets	88,671	92,337
Total real estate investments	5,640,593	4,855,306
Less accumulated depreciation and amortization	(393,037)	(298,984)
	5,247,556	4,556,322
Loans and direct financing receivables	273,265	269,210
Net investments	5,520,821	4,825,532
Cash and cash equivalents	34,986	54,200
Other assets, net	58,910	61,936
Total assets	$5,614,717	$4,941,668

Liabilities and stockholders' equity
Liabilities:
Credit facility	$82,000	$48,000
Unsecured notes and term loans payable, net	570,376	470,190
Non-recourse debt obligations of consolidated special purpose entities, net	1,741,343	1,833,481
Dividends payable	58,904	46,209
Accrued expenses, deferred revenue and other liabilities	68,888	60,533
Total liabilities	2,521,511	2,458,413

Stockholders' equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 190,013,411 and 159,341,955 shares issued and outstanding, respectively	1,900	1,593
Capital in excess of par value	3,284,353	2,631,845
Distributions in excess of retained earnings	(194,671)	(151,592)
Accumulated other comprehensive income	1,624	1,409
Total stockholders' equity	3,093,206	2,483,255
Total liabilities and stockholders' equity	$5,614,717	$4,941,668

STORE Capital Corporation

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures
(In thousands, except per share data)
Funds from Operations and Adjusted Funds from Operations

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)

Net income	$28,580	$36,343	$121,030	$91,385
Depreciation and amortization of real estate assets	37,397	30,956	109,698	86,236
Provision for impairment of real estate	7,670	–	11,940	–
Gain on dispositions of real estate, net of tax	(6,345)	(6,733)	(35,778)	(9,533)
Funds from Operations	67,302	60,566	206,890	168,088

Adjustments:
Straight-line rental revenue, net	(1,185)	(963)	(2,962)	(2,548)
Transaction costs	–	155	–	490
Amortization of:
Equity-based compensation	2,012	1,796	5,880	5,219
Deferred financing costs and other noncash interest expense (1)	4,037	1,831	8,127	5,318
Lease-related intangibles and costs (2)	5,025	418	5,642	1,321
Accrued severance costs	296	–	296	–
Selling stockholder costs	–	–	–	800
Adjusted Funds from Operations	$77,487	$63,803	$223,873	$178,688

Dividends declared to common stockholders	$58,904	$45,170	$163,709	$124,586

Net income per share of common stock:
Basic and Diluted (3)	$0.15	$0.24	$0.69	$0.62
FFO per share of common stock:
Basic and Diluted (3)	$0.35	$0.39	$1.18	$1.14
AFFO per share of common stock:
Basic (3)	$0.41	$0.42	$1.28	$1.22
Diluted (3)	$0.41	$0.41	$1.28	$1.21

(1)	For the third quarter of 2017, includes $2.0 million of accelerated amortization of deferred financing costs related to the prepayment of STORE Master Funding debt.
(2)	For the third quarter of 2017, includes a $4.6 million charge related to accelerated amortization of lease incentives associated with terminated lease contracts.
(3)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2017

Real Estate Portfolio Information

As of September 30, 2017, STORE Capital’s total investment in real estate and loans approximated $5.9 billion, representing investments in 1,826 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2017, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2017, the Company’s 1,826 property locations were operated by over 380 customers. The largest single customer represented 2.9% of annualized base rent and interest and the top ten customers totaled 18.7% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of September 30, 2017:

Customer	% of Annualized Base Rent and Interest	Number of Properties
AVF Parent, LLC (Art Van Furniture)	2.9%	17
Bass Pro Group, LLC (Cabela’s)	2.8	9
American Multi-Cinema, Inc. (Starplex/Carmike/Showplex/AMC)	2.4	15
Mills Fleet Farm Group, LLC	2.0	6
Cadence Education, Inc. (Early childhood/elementary education)	2.0	32
US LBM Holdings, LLC (Building materials distribution)	1.7	37
RMH Franchise Holdings, Inc. (Applebee’s)	1.4	33
O'Charley's LLC	1.2	30
Automotive Remarketing Group, Inc.	1.2	6
Stratford School, Inc. (Elementary and middle schools)	1.1	4
All other (372 customers)	81.3	1,637
Total	100.0%	1,826

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2017

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 480 concepts represented in the Company’s investment portfolio as of September 30, 2017, the largest single concept represented 2.9% of annualized base rent and interest and the top ten concepts totaled 18.1% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of September 30, 2017:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Art Van Furniture	2.9%	17
Ashley Furniture HomeStore	2.7	24
Cabela’s	2.6	8
Mills Fleet Farm	2.0	6
Applebee’s	2.0	47
Popeyes Louisiana Kitchen	1.4	63
O'Charley's	1.2	30
Stratford School	1.1	4
Starplex Cinemas	1.1	7
Captain D’s	1.1	73
All other (470 concepts)	81.9	1,547
Total	100.0%	1,826

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2017

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy.  The following table summarizes these industries, by sector, into 75 industry groups as of September 30, 2017:

Customer Industry Group	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants – full service	13.1%	335	2,348
Restaurants – limited service	7.4	392	1,048
Early childhood education	6.8	170	1,878
Movie theaters	6.3	39	1,873
Health clubs	6.0	67	1,915
Family entertainment	4.2	25	836
Automotive repair and maintenance	3.0	95	460
Pet care	3.0	102	1,105
Lumber and construction materials wholesalers	2.1	53	2,567
Career education	2.0	7	584
Behavioral health	1.9	36	476
Medical and dental	1.5	29	294
Elementary and secondary schools	1.5	6	222
Equipment sales and leasing	1.5	18	566
Wholesale automobile auction	1.1	6	224
Consumer goods rental	1.0	41	554
All other service (22 industry groups)	6.6	82	4,405
Total service	69.0	1,503	21,355
Retail:
Furniture	6.3	46	2,980
Farm and ranch supply	3.1	22	1,859
Hunting and fishing	2.8	9	758
Recreational vehicle dealers	1.0	8	221
Home furnishings	1.0	5	691
Electronics and appliances	0.8	7	331
Used car dealers	0.6	11	138
All other retail (9 industry groups)	2.0	59	2,604
Total retail	17.6	167	9,582
Manufacturing:
Metal fabrication	3.3	47	4,520
Plastic and rubber products	2.8	28	3,363
Medical and pharmaceutical	0.9	6	431
Electronics equipment	0.8	5	619
Paper and packaging	0.7	6	969
Food processing	0.6	4	396
Chemical products	0.5	7	631
All other manufacturing (14 industry groups)	3.8	53	4,702
Total manufacturing	13.4	156	15,631
Total	100.0%	1,826	46,568

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2017

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in 48 of the 50 states (excluding Delaware and Rhode Island). The following table details the top ten geographical locations of the properties as of September 30, 2017:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.5%	192
Illinois	7.1	127
Florida	6.5	112
Ohio	5.7	104
Georgia	5.5	114
Tennessee	4.4	89
California	3.9	25
Arizona	3.8	74
Michigan	3.8	64
Minnesota	3.8	60
All other (38 states) (1)	43.0	865
Total	100.0%	1,826

(1)	Includes two properties in Ontario, Canada which represent 0.5% of annualized base rent and interest.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

September 30, 2017

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2017, 98% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 87% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 10% of the annualized base rent and interest will expire in the next ten years (before 2027). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of September 30, 2017:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2017	0.3%	11
2018	0.3	3
2019	0.7	8
2020	0.4	4
2021	0.8	6
2022	0.5	7
2023	1.4	31
2024	0.9	17
2025	1.9	23
2026	2.6	54
Thereafter	90.2	1,643
Total	100.0%	1,807

(1)	Expiration year of contracts in place as of September 30, 2017, excluding any tenant renewal option periods.
(2)	Excludes 19 properties which were vacant and not subject to a lease as of September 30, 2017.